SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

        Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant  |X|
Filed by a party other than the registrant  |_|

Check the appropriate box:
|X|  Preliminary proxy statement             |_|  Confidential, for Use of
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))

|_|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                ALLSTAR INNS INC.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant


Payment of filing fee (Check the appropriate box):

|_|  $125 per Exchange Act Rule 0-11(c)(1)(ii),  14a-6(i)(1),  or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.

|_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

|X|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: In accordance with Rule 0-11(c)
          (2), the fee was calculated based on one-fiftieth of 1% of the aggregate of the cash and the value of the securities and other property to be distributed to the Registrant's security holders. The aggregate amount of cash to be distributed to security holders pursuant to the Plan of Complete Liquidation and Dissolution is based on a bona fide estimate solely for purposes of calculating the filing fee.
     (4)  Proposed maximum aggregate value of transaction: $31,557,000.
     (5)  Total fee paid: $6,311.40

|_|  Fee previously paid with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                                PRELIMINARY COPY

                                ALLSTAR INNS INC.
                       200 East Carrillo Street, Suite 300
                         Santa Barbara, California 93101

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held on May 8, 1997



                              To the Stockholders:

     NOTICE is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Allstar Inns Inc. (the "Company") will be held at the Four Seasons Biltmore Hotel, Las Flores Room, 1260 Channel Drive, Montecito, California, on May 8, 1997 at 9:00 a.m. local time, for the following purposes:

     1. To elect two directors to serve for a term of one year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

     2. To consider and act upon a proposal to approve and adopt the Plan of Complete Liquidation and Dissolution attached as Exhibit A to the Proxy Statement; and

     3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Holders of the Company's common stock, par value $.01 per share, at the close of business on March 27, 1997, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. The Company's Board of Directors urges that all stockholders of record exercise their right to vote at the meeting personally or by proxy. Accordingly, we are sending you the following Proxy Statement and the enclosed proxy card.

     Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, the Board of Directors and management urges each stockholder to read the Proxy Statement carefully and thereafter to complete, date and sign the enclosed proxy card and return it promptly in the enclosed self-addressed, postage-paid envelope. If you plan to attend the meeting, please mark the box provided on your Proxy Card.

     Registered stockholders will be asked for identification. If you are a beneficial owner of the Company's stock held by a bank, or investment plan ("in street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

     Your prompt response will be appreciated.

                                      By Order of the Board of Directors



                                      Edward A. Paul
                                      Secretary

Santa Barbara, California
March 31, 1997

                                PRELIMINARY COPY

                                ALLSTAR INNS INC.
                       200 East Carrillo Street, Suite 300
                         Santa Barbara, California 93101


                                 PROXY STATEMENT

     This Proxy Statement and the accompanying proxy is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Allstar Inns Inc. (the "Company") to be used at the Annual Meeting of Stockholders on May 8, 1997 (the "Annual Meeting") to be held at 9:00 a.m. local time at the Four Seasons Biltmore Hotel, Las Flores Room, 1260 Channel Drive, Montecito, California. This Proxy Statement and the enclosed form of proxy together with the Annual Report to Stockholders (Form 10-K) are first being mailed to stockholders on or about March 31, 1997.

     At the Annual Meeting, stockholders will be asked to consider and vote upon the following items:

ITEM 1: The election of two directors to serve until the 1998 Annual Meeting of Stockholders.

ITEM 2: The approval and adoption of the Plan of Complete Liquidation and Dissolution recommended by the Board of Directors.

     The Board of Directors is proposing for approval by the stockholders at the Annual Meeting a Plan of Complete Liquidation and Dissolution of the Company (the "Plan"), a copy of which is attached as Exhibit A to this Proxy Statement. If the Plan is approved by the stockholders, the Company will be liquidated (i) by the sale of its remaining assets, (ii) after paying or providing for all its claims, obligations and expenses, by distributing cash to its stockholders pro rata and, (iii) if required by the Plan or deemed necessary by the Board of Directors, by distributions of its assets from time to time to one or more liquidating trusts established for the benefit of the then stockholders, or by a final distribution of its then remaining assets to a liquidating trust established for the benefit of the then stockholders. The Board of Directors presently intends to make an initial cash distribution to stockholders of $28.00 per share, or approximately $29.3 million, promptly following the approval of the Plan by stockholders. Should the Board of Directors determine that one or more liquidating trusts are required by the Plan or are otherwise necessary, appropriate or desirable, approval of the Plan will constitute stockholder approval of the appointment by the Board of Directors of one or more trustees to any such liquidating trusts and the execution of liquidating trust agreements with the trustees on such terms and conditions as the Board of Directors, in its absolute discretion, shall determine. See "Approval of Plan of Complete Liquidation and Dissolution" for a complete description of the Plan. See also "Contingent Liabilities; Contingent Reserve; Liquidating Trust" for further information relating to circumstances when the establishment of a liquidating trust would be required by the Plan or would be necessary, appropriate or desirable.

     THE BOARD OF THE COMPANY BELIEVES THAT ELECTION OF ITS DIRECTOR NOMINEES IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS TO THE STOCKHOLDERS THE APPROVAL OF EACH OF THE NOMINEES.

     THE BOARD OF DIRECTORS OF THE COMPANY, AFTER CAREFUL REVIEW AND CONSIDERATION OF THE TERMS OF THE PLAN, BELIEVES THAT THE LIQUIDATION OF THE COMPANY IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE PLAN.

                                     VOTING

     Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR adoption of the Plan and, with respect to any other matter that may properly come before the meeting, in the discretion of the persons voting the respective proxies. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting. Each stockholder who has executed a proxy and returned it to the Board of Directors may revoke the proxy by notice in writing to the Secretary of the Company, or by attending the Annual Meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. Presence at the Annual Meeting does not itself revoke the proxy.

     Only authorized holders of record at the close of business on March 27, 1997 (the "Record Date") of the Company's common stock, $.01 par value (the "Common Stock"), which is traded in the OTC Bulletin Board (the "OTC") under the symbol "ALST," will be entitled to vote at the Annual Meeting, voting as a single class. On March 27, 1997, there were 1,047,443 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

Vote Required

     Provided a quorum is present, the election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Delaware law, the Company's Certificate of Incorporation and the Company's By-laws, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote ("Broker Non-Votes") on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

     Provided a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote is required for approval of the Plan. Under Delaware law, the Company's Certificate of Incorporation and the Company's By-laws, abstentions and Broker Non-Votes are counted as present in determining whether the quorum requirement is satisfied. Abstentions and Broker Non-Votes have the same legal effect as a vote against approval of the Plan.

     Warburg, Pincus & Co. has informed the Company that each of SHI, Inc., SHI Partners, L.P. and Warburg, Pincus Associates, L.P. intend to vote all of the 192,944 shares they own, or approximately 18.4% of the outstanding shares, in favor of adoption of the Plan. Also Mr. Shaughnessy, Chairman of the Board of Directors, has indicated to the Company that he plans to vote all of the 58,861 shares he owns, or approximately 5.6% of the outstanding shares, in favor of adoption of the Plan.

     The Company will bear all the costs of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal contact or telephone by certain directors, officers and employees of the Company, without payment of additional compensation for doing so. The Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners.

                   CERTAIN INFORMATION RELATING TO THE COMPANY

     For information concerning the Company's business, properties, and legal proceedings incidental to the Company's business, see Item 1 "Business," Item 2 "Properties" and Item 3 "Legal Proceedings" respectively, in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "10-K Report"), which constitutes part of the accompanying Annual Report to Stockholders for the year ended December 31, 1996 (the "Annual Report to Stockholders"). Items 1, 2 and 3 of the 10-K Report are incorporated herein and made a part of this Proxy Statement. For information concerning the market price of the Company's common stock and certain selected financial data concerning the Company, see Item 5 "Market for Registrant's Common Stock and Related Stockholder Matters" and Item 6 "Selected Financial Data" in the 10-K Report, which Items are incorporated herein and made a part of this Proxy Statement.

     For a discussion of the Company's financial condition, changes in financial condition and results of operations, see Item 7 "Management's Discussion and Analysis of Results of Operations and Financial Condition" in the 10-K Report, which Item is incorporated herein by reference and made a part of this Proxy Statement. For a discussion of any changes in or disagreements with the accountants on accounting and financial disclosure, see Item 9 "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in the 10-K Report, which Item is incorporated by reference and made a part of this Proxy Statement.

     The consolidated financial statements of the Company as of December 31, 1996 and for the year then ended can be found in Item 8 "Financial Statements and Supplemental Data" to the 10-K Report, which Item is incorporated by reference and made a part of this Proxy Statement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as to (i) those persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock and (ii) each of the Company's directors, the Named Executive Officers, as defined below, director nominees and all directors and executive officers as a group as of February 28, 1997. The percentage ownership figures set forth in the table are calculated on the basis of the number of shares of Common Stock outstanding as of February 28, 1997. As of February 28, 1997 there were 627 stockholders of record and 1,047,443 shares of common stock outstanding. Beneficial ownership has been calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

                                                   Common Stock of Company
                                             -----------------------------------
Name and Address of Beneficial Owner         Number of Shares   Percent of Class
------------------------------------         ----------------   ----------------

SHI Partners, L.P.                               128,058  (1)         12.2%
c/o E.M. Warburg, Pincus & Co., LLC
466 Lexington Avenue, 10th Floor
New York, New York 10017

Gotham Partners, L.P.                            149,363  (5)         14.3%
110 E. 42nd Street, 18th Floor
New York, New York  10017

First Chicago Investment Corporation              79,646               7.6%
c/o:  Madison Dearborn Partners, Inc.
Three First National Plaza, Suite 1330
Chicago, Illinois 60670

Meridian Properties, No. Five                     68,267               6.5%
(USA) Ltd.
c/o Enpro International, Inc.
152 W. 57th Street, 58th Floor
New York, New York 10019

SHI, Inc.                                         57,255  (1)          5.5%
c/o E.M. Warburg, Pincus & Co., LLC
466 Lexington Avenue, 10th Floor
New York, New York 10017

The Rainbow Fund, L.P.                            54,019  (7)          5.2%
888 West Sixth Street, 10th Floor
Los Angeles, California  90017

Daniel R. Shaughnessy                             58,861  (2)          5.6%
200 East Carrillo Street, Suite 300
Santa Barbara, California 93101

Edward J. Gallagher                               27,506  (6)          2.6%
200 East Carrillo Street, Suite 300
Santa Barbara, California 93101

Edward A. Paul                                    13,818  (6)          1.3%
200 East Carrillo Street, Suite 300
Santa Barbara, California 93101

Christopher W. Brody                             192,944  (3)         18.4%
466 Lexington Avenue, 10th Floor
New York, New York 10017

All directors and executive officers             293,129  (2)(4)(6)   28.0%
as a group (4 persons)

----------

(1) Warburg, Pincus & Co. ("WP & Co.") owns all of the outstanding voting stock of SHI, Inc. and is the sole general partner of SHI Partners, L.P. WP & Co., as the sole general partner of Warburg, Pincus Associates, L.P. ("Associates"), has a 21% interest in the profits of Associates. Associates owns 7,631 shares of Common Stock (approximately 0.7%) of the Company.

(2)  Includes 20,000 shares of restricted stock.

(3) Mr. Brody is a general partner of WP & Co. All of the shares indicated as owned by Mr. Brody are owned directly by SHI, Inc., SHI Partners, L.P. and Associates, respectively, and are included because of Mr. Brody's affiliation with WP & Co. Mr. Brody disclaims "beneficial ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 of these shares. Mr. Brody is a Director of the Company.

(4) The shares indicated include shares of Common Stock owned by SHI Partners, L.P. and the shares owned by SHI, Inc. See note (3) above regarding disclaimers of beneficial ownership by Mr. Brody.

(5) The Company has been advised that Gotham Partners, L.P. and Gotham Partners II, L.P., partnerships organized under the laws of New York ("Gotham"), filed Amendment No. 4 to Schedule 13D with the Securities and Exchange Commission on March 3, 1997 indicating aggregate holdings of 149,363 (14.3%) shares of the Company's common stock. Gotham has disclosed in the
     Schedule 13D that it "has acquired the shares for investment purposes...".

(6) Includes shares underlying options which were exercised on February 27, 1997 by Mr. Gallagher (19,933) and Mr. Paul (10,400) and shares of restricted stock held by Mr. Gallagher (5,000) and Mr. Paul (3,000).

(7) The Company has been advised that The Rainbow Fund, L.P., a partnership organized under the laws of California ("Rainbow") filed Schedule 13D with the Securities and Exchange Commission on September 26, 1996 indicating aggregate holdings of 54,019 (5.2%) shares of the Company's common stock. Rainbow has disclosed in the Schedule 13D the purpose of the acquisition is "capital appreciation of stock".


     ITEM 1. ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and By-laws require that the number of directors on the Board be not less than two. The Board currently consists of the following persons: Daniel R. Shaughnessy and Christopher W. Brody. At each annual meeting of stockholders, the term of each director expires and director nominees are elected to the Board for terms of one year.

     At the Annual Meeting, two directors are to be elected to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the re-election of Daniel R. Shaughnessy and Christopher W. Brody as directors. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve. The Board recommends a vote FOR the election of the two nominees for director named below.

Director Nominees

     Daniel R. Shaughnessy, Age 70, has been Chairman of the Board and Chief Executive Officer of the Company since its formation in 1992. Prior to that and since 1983, Mr. Shaughnessy was Chairman and Chief Executive Officer of the Company's predecessors.

     Christopher W. Brody, Age 52, has served as a Director of the Company since its formation in 1992. Prior to that and since 1983, Mr. Brody was a Director of the Company's predecessors. Mr. Brody has been a Managing

Director of E.M. Warburg, Pincus & Co., LLC, which is a venture banking and investment counseling firm, for more than the past five years. Mr. Brody is a director of Intuit, Inc.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS
                               AND ITS COMMITTEES

     The Board met twice during fiscal 1996. Each current director attended at least 75% of the total number of meetings of the Board held during the period for which he has been a director. The Board has no standing Audit, Executive, Stock Option, Nominating or Compensation Committees or committees performing similar functions. The Board is responsible for reviewing the compensation of the Company's officers. The Board also administers the Company's Restricted Stock Plan and the Company's Employee Stock Option Plan (1990), as amended (the "Amended Plan"), which task includes, among other things, granting and setting the terms of stock options and stock appreciation rights.

     The customary  functions of an audit committee are performed by Christopher
W. Brody, with Daniel R. Shaughnessy serving ex officio. Such directors meet periodically with the Company's independent accountants and management to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal control and other matters, and review management's selection of independent accountants. The independent accountants and the internal auditors have complete access to Mr. Brody without management present, to discuss results of their audit and their opinions on adequacy of internal controls, quality of financial reporting, and other accounting and auditing matters.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary of Compensation

     The following Summary Compensation Table sets forth the annual and long-term compensation for services in all capacities to the Company paid (or accrued) by the Company or its predecessor partnership during each of the last three fiscal years to the Chief Executive Officer, Vice Chairman and the Vice President - Secretary and Treasurer, who were the only officers whose annual salary and bonus exceeded $100,000 during 1996 (the "Named Executive Officers").

                                     TABLE I

                           Summary Compensation Table

                                                ANNUAL COMPENSATION                   LONG-TERM COMPENSATION (3)
                                        --------------------------------------    --------------------------------------
                                                                Other Annual      Restricted Stock Securities Underlying
Name & Principal Position  Year         Salary ($) Bonus ($)  Compensation (1)    Award(s) ($) (2)   Options/SARs (#)
-------------------------  ----         ---------- ---------  ----------------    ---------------- ---------------------
Daniel R. Shaughnessy      1996          200,000         --       76,701                  --                  --
Chief Executive Officer    1995          200,000  1,000,000       70,450             400,000                  --
                           1994          200,000         --       58,163                  --                  --

Edward J. Gallagher        1996          140,000         --       18,241                  --                  --
Vice Chairman              1995          140,000    100,000       15,723             100,000               6,733
                           1994          137,111         --       12,127                  --               5,000

Edward A. Paul             1996           87,000         --        1,069                  --                  --
Vice President -           1995           79,833     50,000        2,162              60,000               3,000
Secretary & Treasurer      1994           81,167         --        2,162                  --               3,000


----------

(1) For Mr. Shaughnessy, Other Annual Compensation includes the value of a company automobile and life insurance in the amounts of $1,500 and $75,201, respectively, for the year 1996.

     For Mr. Gallagher, Other Annual Compensation includes the value of a company automobile and life insurance in the amounts of $1,500 and $16,741, respectively, for the year 1996.

     For Mr. Paul, Other Annual Compensation is life insurance in the amount of $1,069 for the year 1996.

(2) The number of shares and value of the restricted stock award to all Company employees on the award date, as determined by the closing price on the OTC Bulletin Board, was 40,000 and $800,000. The number of shares and value of restricted stock holdings of each of the named officers on the date of award, December 31, 1996 and February 28, 1997 were 20,000, $400,000,
     $540,000 and $590,000  (Mr.  Shaughnessy);  5,000,  $100,000,  $135,000 and
     $147,500  (Mr.  Gallagher);  and 3,000,  $60,000,  $81,000 and $88,500 (Mr.
     Paul). The forfeiture expiration dates for the restricted stock are January 3, 1999 (50%) and January 3, 2001 (50%). Holders of restricted stock have voting rights and receive dividends.

(3) On January 30, 1997 the Motel 6 Operator and its assignees purchased all the Company's motels under the terms of the Master Lease Agreement Purchase Option (the "Purchase Option"). As a result of this transaction, the forfeiture conditions of the Restricted Stock were waived.



Option Grants in Last Fiscal Year

     No stock option grants were made during fiscal 1996. No Stock Appreciation Rights ("SARs") were granted in fiscal 1996.

Option Exercises and Year-End Values

     Table II sets forth information regarding unexercised stock options held by each of the Named Executive Officers. No Named Executive Officers exercised any stock options during fiscal 1996.

                                    TABLE II

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                                            OPTIONS AT FY-END (1) (2)              AT FY-END (2)
                                                           ----------------------------     ---------------------------
                                               Value
                            Shares Acquired   Realized      Exercisable   Unexercisable     Exercisable   Unexercisable
           Name            on Exercise (#)(2)    ($)             (#)          (#)                ($)             ($)
---------------------      ------------------ --------      -----------   -------------     -----------   -------------
Daniel R. Shaughnessy            --              --         19,000(3)           --             370,500             --

Edward J. Gallagher              --              --         13,777(4)        6,156             205,516         90,637

Edward A. Paul                   --              --          7,400(4)        3,000             133,174         46,750


----------

(1) These options terminate on the tenth anniversary of the grant date. The option exercise price per underlying share of Common Stock is $7.50 per share for Mr. Shaughnessy and a range of $2.25 to $22.50 per share of Common Stock for both Mr. Gallagher and Mr. Paul, the fair market values on the grant dates.

(2) On January 30, 1997 the Motel Operator and its assignees purchased all of the Company's motels under the terms of the Master Lease Agreement Purchase Option. As a result of this transaction, all Stock Option grants became fully vested.


The table below sets forth the Aggregated Option/SAR Exercise position of the named officers as of February 28, 1997:


                                     AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR-TO-DATE 1997
                                               AND SAR VALUES AS OF FEBRUARY 28, 1997
                            ----------------------------------------------------------------------------

                                                               Number of            Value of Unexercised
                                                         Unexercised Options        In-The-Money Options
                                                         -------------------        --------------------
                           Option/
                             SAR           Value
                           Exercise       Realized    Exercisable  Unexercisable  Exercisable  Unexercisable
         Name                (#)            ($)           (#)           (#)            ($)          ($)
 ---------------------     --------       --------    -----------  -------------  -----------  -------------
 Daniel R. Shaughnessy     19,000  (3)    418,000          --           --              --          --

 Edward J. Gallagher       19,933  (4)    588,024          --           --              --          --

 Edward A. Paul            10,400  (4)    306,800          --           --              --          --


(3) On February 10, 1997 Mr. Shaughnessy exercised his SAR with respect to 19,000 shares pursuant to terms of his stock option agreement dated October 6, 1992. The exercise was at the average of the closing bid and asked price ($29.50) as furnished by NASDAQ Over-The-Counter Market on February 10, 1997. The SAR exercise resulted in a payment of $418,000 to Mr. Shaughnessy.

(4) On February 27, 1997 Mr. Gallagher and Mr. Paul exercised all of their Stock Option grants which were fully vested and fully paid.

Compensation of Directors

     Directors receive no compensation for their service rendered but are reimbursed for cost of attending Board meetings.

Employment and Change-in-Control Arrangements and Certain Transactions

     Mr. Shaughnessy is employed to manage the Company pursuant to an Executive Employment Agreement (the "Shaughnessy Agreement") on a part-time basis. The Shaughnessy Agreement expires the earlier of (i) the closing date of a sale of the assets of the Company to the Motel 6 Operator upon exercise under the Master Lease Agreement of the Purchase Option; (ii) the closing date of any other sale of the Company or its assets; or (iii) December 31, 1998. During October 1992, Mr. Shaughnessy's salary was reduced from $518,000 to $200,000 annually, but he continues to receive substantially the same employee benefits as he previously received and is entitled to receive all other benefits which have generally been granted to senior executives of the Company. The Shaughnessy Agreement expired on January 30, 1997, the date the Purchase Option was exercised.

     Mr. Shaughnessy was granted Options and related Stock Appreciation Rights, which were fully vested at April 30, 1993, to purchase 19,000 common shares. The options are exercisable for a period of ten years. The option price of $7.50 per share was the fair market value of a Share of Common Stock on the date of the grant. As disclosed above, on February 10, 1997 Mr. Shaughnessy exercised his SAR with respect to the 19,000 shares.

     In 1995, Mr. Shaughnessy received an award of 20,000 common shares under the Restricted Stock Plan.

     In 1995, the Company entered into agreements with its other six Company employees which provide that in the event of a change of control of the Company or an early purchase under the Purchase Option, that the Company will pay the employees their current salaries through December 31, 1998. Under these circumstances, the Company vested all of the Stock Options and waived the forfeiture conditions of the Restricted Stock applicable to each of the six employees. As part of this agreement, each employee has agreed to stay in the employ of the Company through December 31, 1998.

     As a result of the early purchase under the Purchase Option in January 1997, three of the employees will leave the employment of the Company and will receive a severance payment equal to their current salary through December 31, 1998. The three terminating employees have exercised all of their rights to
Stock Options and Restricted Stock which has become fully vested and nonforfeitable under terms of their employment agreement.

     Three employees (Mr. Gallagher, Mr. Paul and Donna L. Quaglia) will remain with the Company to manage the winding-up and liquidation activities. These three employees have served the Company from its inception in 1983 and have made exceptional contributions toward the enhancement of the value of the Company. In noting the significant service of the three remaining employees and their faithful performance, and the absence of a retirement plan, the Board of Directors has unanimously approved full payment and full vesting of shares under the three employees' Stock Option Agreements. This action by the Board of Directors will result in $428,784 of additional compensation to the three employees, $242,038, $100,877 and $85,869 of which will be paid to Mr. Gallagher, Mr. Paul and Ms. Quaglia, respectively. As of February 28, 1997 there were no outstanding Stock Options.

     As of December 31, 1996 there were 81,333 shares outstanding with respect to Stock Options.

                       REPORT ON REPRICING OF OPTIONS/SARS

     The Company did not during fiscal 1996 adjust or amend the exercise price of stock options or SARs previously awarded to any of the Named Executive
Officers, whether through amendment, cancellation, replacement grant or any other means.

             REPORT OF THE BOARD OF DIRECTORS REGARDING COMPENSATION

     The Board has no Compensation Committee or committee performing similar functions. The Board is responsible for setting the terms of and reviewing the compensation of the Company's officers and key employees.

Current Compensation Philosophy

     The attraction and retention of highly competent and motivated executives is an important objective of the Company's compensation practices. The Board believes it has achieved this goal by providing top employees with competitive salaries, offering bonuses to reward the achievement of Company goals, such as value enhancement of the Company's stock, and providing long-term incentives through stock options, which give executives an opportunity to share in the Company's success as reflected by increases in its stock price. The Company has experienced unusual enhancement of its per share stock value as the bid price, which has risen from $2.37 at year end 1994, to $27.00 at the end of 1996 and is currently $29 1/4 at March 18, 1997.

     Base Salary and Bonus. During 1996, the Board did not grant salary increases nor bonuses to management employees.

     Long-Term Incentive Compensation. The Amended Stock Option Plan and the Restricted Stock Plan provides an incentive for key employees of the Company to increase stockholder value by aligning their own interests with those of the Company's stockholders. Because the exercise price of stock options granted under the Amended Plan may not be set at less than market value, participants will not realize value on such options unless the Company's stock price increases. No Stock Option Plan shares were granted during 1996.

Philosophy on the Deductibility of Compensation

     The Board designs its compensation arrangements to provide competitive levels of compensation that align compensation with the Company's annual and long-term performance goals, reward strong performance, recognize individual achievement and assist the Company in attracting and retaining qualified executives, and in this way, achieve the best returns for the Company's stockholders.

     In accordance with changes made in 1993 to the Internal Revenue Code relating to the disallowance of deduction for remuneration in excess of $1,000,000 to certain officers, through adoption of an annual incentive plan, the Company has secured the deductibility of annual incentive awards paid. Under the Code, any compensation expense relating to options granted under the Company stock option plans is also deductible.

     As stated above, the Board designs its compensation arrangements to achieve various objectives and, to the extent these objectives can be achieved in a manner which maximizes the deductibility of compensation paid by the Company, it will seek to do so.

     The Board will continue to strive to achieve its compensation objectives in a manner which causes the incentive compensation paid to the Company's executive officers to be fully deductible and will consider possible changes to the Company's compensation policies when final regulations are issued.

             BOARD OF DIRECTORS
                                   Daniel R. Shaughnessy
                                   Christopher W. Brody

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no Compensation Committee or other committee performing similar functions. The Board, which makes decisions with respect to executive compensation, consists of two members, one of which, Daniel R. Shaughnessy, is the Chief Executive Officer. To eliminate any conflicts of interest and to insure independence, the outside Director votes on Mr. Shaughnessy's compensation. There are no Compensation Committee Interlocks as that term is defined under Item 402(j) of Regulation S-K as promulgated under the Exchange Act, among the members of the Board.

                             STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return of the Company, based on share price and distributions to security holders, with the cumulative total return of the Nasdaq Stock Market index (U.S. companies) and an industry index published by the Center for Research in Security Prices consisting of companies in the Company's three-digit Standard Industrial Classification Code, 701, representing hotel and motel operators in the United States. For the period shown, the Company paid a $2.00 per share dividend in each of the years 1996 and 1995 and paid no dividends in the other years. Except as set forth in the next sentence, the graph assumes $100 invested on December 31, 1991 in the limited partnership interests (the "Units") of the Partnership and each of the other indices. Because of the change in the Company's capital structure upon the merger (the "Merger") of the Partnership and Allstar Inns Operating L.P., a Delaware limited partnership into the Company, effected on November 25, 1993 (the "Effective Date"), for periods subsequent to the Effective Date the graph assumes $100 invested on the Effective Date in the Company's Common Stock and each of the other indices. Effective as of the Effective Date and pursuant to the Merger, holders of the Partnership Units outstanding prior to the effectiveness of the Merger received one share of Common Stock in exchange for each 15 Units.

Comparison of Cumulative Total Return to the Nasdaq Stock Market Index and Industry Index*

[The following table was represented by a line graph in the printed material.]


                                     LEGEND

                                            Nov. 23    Nov. 25      Dec.
                        1991       1992       1993       1993       1993       1994       1995       1996
                      --------   --------   --------   --------   --------   --------   --------   --------
o Allstar Inns Inc.    100.00      50.00     100.00     100.00      62.50      29.69     318.75     362.50

o Nasdaq Stock Market  100.00     116.36     129.96     100.00     103.17     100.87     142.61     174.77

o Industry Index       100.00     140.01     179.61     100.00     114.12     102.34     123.83     169.44


----------
* Source:  Center for Research in Security Prices

                     MARKET FOR THE COMPANY'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     The common stock of the Company began trading on the OTC Bulletin Board Service on November 26, 1993 and the high bid and low ask prices are currently reported under the symbol "ALST". The range of the high bid and low ask prices of the Company's Common stock for the years 1994, 1995 and 1996 are set forth below:

                                High         Low
                                ----         ---
                   1994          $5           $2
                   1995         $25           $2 1/4
                   1996         $27          $23

     As of February 28, 1997 there were 627 stockholders of record holding 1,047,443 shares of common stock.

     The Company paid a $2.00 per share dividend in each of the years 1995 and 1996 and paid no dividend for 1994.

        ITEM 2. APPROVAL OF PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

General

     The Board of Directors is proposing the Plan for approval by the stockholders at the Annual Meeting. The Plan was adopted by the Board of Directors, subject to stockholder approval, on March 14, 1997. A copy of the Plan is attached as Exhibit A to this Proxy Statement. Certain material features of the Plan are summarized below; these summaries do not purport to be complete and are subject in all respects to the provisions of, and are qualified in their entirety by reference to, the Plan. STOCKHOLDERS ARE URGED TO READ THE PLAN IN ITS ENTIRETY.

     The following resolution will be offered at the Annual Meeting:

               "RESOLVED, that the Plan of Complete Liquidation and Dissolution recommended by the Board of Directors be authorized and approved."

Background and Reasons for the Plan; Directors' Recommendation

     In July 1992, the security holders of the Company approved a plan that placed the business and operations of the Company's motels under the management of Motel 6 Operating L.P., a Delaware limited partnership (the "Motel 6 Operator"). The Company entered into a Management Contract which provided that the Motel 6 Operator would operate and manage all the Company's motels through December 31, 2011. The Motel 6 Operator also had an option to purchase the Company's motels between January 1, 1997 and December 31, 1998 at a price fixed by formula (zero value to the Stockholders at December 31, 1994).

     In May 1995, the security holders of the Company approved the plan to terminate the Management Contract effective January 1, 1995 and replace it with a Master Lease Agreement under terms of which the Motel 6 Operator would lease the Company's motels through December 31, 2009. Under the Master Lease Agreement, the Motel 6 Operator had an option (the "Purchase Option") to purchase the Company's motels prior to the end of 1998 at a price of $40.0 million plus assumption by the Motel 6 Operator of all indebtedness secured by the Company's motels. The Purchase Option was exercised by the Motel 6 Operator in January 1997.

     Pursuant to the Master Lease Agreement as approved by the stockholders at the Company's 1995 Annual Meeting, effective as of January 30, 1997, all of the Company's motels were sold to the Motel 6 Operator and its

Assignees. The Company now holds only five parcels of unimproved land which the Company intends to sell for cash.

     Since the Company's restructuring in July 1992, management and the Board of Directors have effectively terminated the Company's participation in acquisitions and steps have been initiated to reduce costs and to orient the Company's administrative structure toward implementation of a liquidation of the Company following the exercise of the Purchase Option by the Motel 6 Operator. In deciding to adopt the Plan, the Board also considered the undesirability of continuing as a public company and of effectuating the investments necessary to re-commence active operations.

     The Board of Directors did not deem it to be necessary to obtain a valuation or appraisal of the Company's assets from an investment banker or other outside source because the Company's assets consist primarily of cash. It is the intention of the Company to distribute rather than reinvest the Company's cash. The Board of Directors believes that it is in the best interests of the Company's stockholders to distribute to the stockholders the Company's cash through distributions of the proceeds of sale of the Company's motels and of the remaining assets, together with other available cash.

     ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PLAN.

     In adopting the plan, the Board of Directors recognized that stockholders, depending on their tax basis in their shares, may be required to recognize gain for tax purposes upon receipt of distributions in liquidation and upon the possible transfer of assets to a liquidating trust or trusts. See "Material Federal Income Tax Consequences."

     THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD LOOKING STATEMENTS INCLUDING STATEMENTS BASED ON THE BOARD'S ESTIMATE OF THE VALUES OF THE COMPANY'S NET ASSETS. THE METHODS USED BY THE BOARD OF DIRECTORS AND MANAGEMENT IN ESTIMATING THE VALUE OF THE COMPANY'S ASSETS DO NOT RESULT IN AN EXACT DETERMINATION OF VALUE NOR ARE THEY INTENDED TO INDICATE THE AMOUNT A STOCKHOLDER WILL RECEIVE IN LIQUIDATION. THE PRICES AT WHICH THE COMPANY WILL BE ABLE TO SELL ITS VARIOUS
REMAINING ASSETS DEPEND LARGELY ON FACTORS BEYOND THE COMPANY'S CONTROL, INCLUDING, WITHOUT LIMITATION, THE RATE OF INFLATION, CHANGES IN INTEREST RATES, THE CONDITION OF REAL ESTATE AND FINANCIAL MARKETS AND THE AVAILABILITY OF FINANCING TO PROSPECTIVE PURCHASERS. NO ASSURANCE CAN BE GIVEN THAT THE AMOUNT TO BE RECEIVED IN LIQUIDATION WILL EQUAL OR EXCEED THE PRICE OR PRICES AT WHICH THE COMMON STOCK HAS GENERALLY TRADED OR IS EXPECTED TO TRADE IN THE FUTURE.

     If the Plan is not approved by the stockholders, the Board of Directors will explore the alternatives then available for the future of the Company.

Possible Effects of the Approval of the Plan upon Directors and Officers

     The approval of the Plan by stockholders may have certain effects upon the Company's officers and directors, including those set forth below:

     Three employees (Mr. Gallagher, Mr. Paul and Donna L. Quaglia) will remain with the Company to manage the winding-up and liquidation activities. These three employees have served the Company from its inception in 1983 and have made exceptional contributions toward the enhancement of the value of the Company. In addition, Mr. Gallagher, Mr. Paul and Ms. Quaglia are parties to employment agreements entitling such persons to compensation, notwithstanding that the responsibilities of these employees in liquidating and dissolving the Company may be less than their present responsibilities. The Company has entered into agreements with its employees which provide that in the event of a change of control of the Company or an early purchase under the Purchase Option, that the Company will pay the employees their current salaries, benefits and insurance through December 31, 1998. Following that date, it will be the responsibility of each individual to pay any premiums related to such benefits and insurance. Mr. Shaughnessy, one of the members of the two-person Board of Directors and the Chief Executive Officer of the Company, received the salary and benefits described under "Compensation of Executive Officers and Directors".

Principal Provisions of the Plan

     Pursuant to the Plan:

     (a) The Company will distribute pro rata to its stockholders the cash received from the sale of its property and assets. The liquidation is expected to commence as soon as practicable after approval of the Plan by the stockholders and to be concluded prior to the third anniversary thereof by a final liquidating distribution either directly to the stockholders or to one or more liquidating trusts. Any sales of the Company's assets will be made, in private or public transactions, on such terms and conditions it deems expedient and in the best interests of the Company and its stockholders. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets as the Company has been advised by its counsel that such further votes are not required by the Delaware General Corporate Law ("DGCL"). See "Sales of the Company's Assets."

     (b) Subject to the payment or the provision for payment of the Company's indebtedness and other obligations, the cash proceeds of any asset sales together with other available cash will be distributed from time to time pro rata to the holders of the Common Stock on record dates selected by the Board of Directors with respect to each such distribution. Only stockholders of record on the record date set for the particular distribution will receive distributions with respect to such record date. The Company may establish a reasonable reserve (a "Contingency Reserve") in an amount determined to be sufficient to satisfy the liabilities, expenses and obligations of the Company not otherwise paid, provided for or discharged. The net balance, if any, of any such Contingency Reserve remaining after payment, provision or discharge of all such liabilities, expenses and obligations will also be distributed to the Company's stockholders pro rata. The Company has no current or long-term bank indebtedness. The
Company's accrued obligations at February 28, 1997 were approximately $3.3 million with the balance accrued with respect to federal income taxes payable. See "Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation."

     (c) The Company does not intend to make distributions in any form other than cash.

     (d) If deemed necessary, the Company may, from time to time, transfer any of its unsold assets to one or more trusts established for the benefit of the then stockholders which property would thereafter be sold on terms approved by its trustees. If all of the Company's assets (other than the Contingency Reserve) are not sold prior to the third anniversary of the approval of the Plan by the Company's stockholders, the Company must transfer in final distribution such remaining assets to a trust. The Company may also elect in its discretion to transfer the Contingency Reserve, if any, to such a trust. Any of such trusts are referred to herein as "liquidating trusts."

     Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, the Company would distribute, pro rata to the holders of its Common Stock, beneficial interests in any such liquidating trust or trusts. It is anticipated that the interests in any such trusts will not be transferable; hence, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The Plan authorizes the Company to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions the Company may deem necessary, appropriate or desirable. Approval of the Plan also will constitute the approval by the Company's stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to "Contingent Liabilities; Contingent Reserve; Liquidating Trusts."

     (e) The Company will close its stock transfer books and discontinue recording transfers of shares of Common Stock on the earlier to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, or (ii) the date on which the dissolution becomes effective under the DGCL (the "Final Record Date"), and thereafter certificates representing shares Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. After the Final Record Date the Company will not issue any new stock certificates, other than replacement certificates. See "Listing and Trading of the Common Stock and interests in the Liquidating Trust or Trusts" and "Final Record Date" below.

     (f) A Certificate of Dissolution will be filed with the State of Delaware dissolving the Company. The dissolution of the Company will become effective, in accordance with the DGCL upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the DGCL, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized.

Abandonment; Amendment

     Under the Plan, the Board of Directors may modify, amend or abandon the Plan, notwithstanding stockholder approval, to the extent permitted by the DGCL.

Liquidating Distributions; Nature; Amount; Timing

     Although the Board of Directors has not established a firm timetable for distributions to stockholders if the Plan is approved by the stockholders, the Company will, subject to exigencies inherent in winding up the Company's business, make such distributions as promptly as practicable. Notwithstanding, the liquidation is expected to commence as soon as practicable after approval of the Plan by the stockholders and the Board of Directors presently intends to make an initial cash distribution to stockholders of $28.00 per share, promptly following the approval of the Plan by stockholders. The liquidation is expected to be concluded prior to the third anniversary thereof by a final liquidating distribution either directly to the stockholders or to a liquidating trust. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of any distributions pursuant to the Plan. The actual nature, amount and timing of, and record date for all distributions will be determined by the Board of Directors, in its sole discretion. The Company does not plan to satisfy all of its liabilities and obligations prior to making distributions to its stockholders, but instead will reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See "Contingent Liabilities; Contingency Reserve; Liquidating
Trust." Management and the Board of Directors believe that the Company has sufficient cash to pay its current and accrued obligations, without the sale of any of its remaining assets. The sale of all of the Company's motels has resulted and it is anticipated that the sale or distribution of the Company's other assets will result in the net realization of substantial net gain and the recognition of substantial tax obligations. The Company believes that it has the cash to meet such tax obligations.

     Net value of the Company's non-cash assets and the ultimate amount of its liabilities make it impracticable to predict the aggregate net values ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes and miscellaneous office expenses), although currently declining, will continue to occur following approval of the Plan, and the Company anticipates that expenses for professional fees and other expenses of liquidation will be significant. These expenses will reduce the amount of cash available for ultimate distribution to stockholders, and, the Company does not believe that a precise estimate of those expenses can currently be made. Management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for the Company's obligations, liabilities, expenses and claims, distributions of cash and other assets to the Company's stockholders will be reduced.

Sales of The Company's Assets

     The Plan gives the Company authority to sell all of the remaining assets. As of March 27, 1997 the Company's non-cash assets consist of five parcels of vacant land located in Carson, CA, Buellton, CA, Grants Pass, OR, Oklahoma City, OK and Pharr, TX, and agreements for the sale of such real estate may be entered into prior to the Annual Meeting. Stockholder approval of the Plan will constitute approval of any such agreements. Sales of the Company's assets will be made on such terms as are approved by the Company and may be conducted by competitive bidding, public sales or privately negotiated sales. Any sales will only be made after it is determined that any such sale is in the best interests of the stockholders. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets, as the Company has been advised by its counsel that such further votes are not required by the DGCL. The Company does not anticipate amending or supplementing this Proxy Statement to reflect any such agreement or sale. The prices at which the Company will be able to sell its various assets will depend largely on factors beyond the Company's control, including, without limitation, the rate of inflation, changes in interest rates, the condition of real estate and financial markets and the availability of financing to prospective purchasers of the assets. In addition, the Company may not obtain as high a price for a particular property as it might secure if the Company were not in liquidation.

Conduct of the Company Following Adoption of the Plan

     Since the sale of the Company's motel assets and the adoption of the Plan by the Board of Directors, the Board and management have effectively terminated the Company's participation in the active management of its assets to the extent conducted under the Master Lease Agreement. It is anticipated that the present directors and principal executive officers of the Company will continue to serve in such capacities following approval of the Plan by the stockholders. The continuing officers will receive compensation for the duties then being performed as determined by the Board of Directors.

     Following approval of the Plan by the Company's stockholders, the Company's activities will be limited to winding up its affairs, taking such action as may be necessary to preserve the value of its assets and distributing its assets in accordance with the Plan. The Company will seek to distribute or liquidate all of its assets in such manner and upon such terms as the Board of Directors determines to be in the best interests of the Company's stockholders.

     Following the approval of the Plan by the Company's stockholders, the Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation, as amended, and By-laws and any contractual arrangements, for actions taken in connection with the Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations under the Plan.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

     Under Delaware law the Company is required, in connection with its dissolution, to pay or provide for payment of all of its liabilities and obligations. Following approval of the Plan by the Company's stockholders, the Company will pay all expenses and fixed and other known liabilities, or set aside as a Contingency Reserve assets which it believes to be adequate for payment thereof. The Company is currently unable to estimate with precision the amount of any Contingency Reserve, which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

     The actual amount of the Contingency Reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside tax experts and review of the Company's estimated operating expenses, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, rent, payroll and other taxes payable, miscellaneous office expenses and expenses accrued in the Company's financial statements. There can be no assurance that the Contingency Reserve in fact will be sufficient. The Company has not made any specific provision for an increase in the amount of the Contingency Reserve. Subsequent to the establishment of the Contingency Reserve, the Company will distribute to its stockholders any portions of the Contingency Reserve which it deems no longer to be required. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, the Company will distribute to its stockholders any remaining portion of the Contingency Reserve.

     If deemed necessary, appropriate or desirable for any reason, the Company may, from time to time, transfer any of its unsold assets to one or more liquidating trusts established for the benefit of the then stockholders which property would thereafter be sold or distributed on terms approved by its trustees. The Company may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in real estate). If all of the Company's assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the approval of the Plan by the Company's stockholders, the Company must transfer in final distribution such remaining assets to a liquidating trust. The Company may also elect in its discretion to transfer the Contingency Reserve, if any, to such a liquidating trust. Notwithstanding the foregoing, to the extent that the distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of those liabilities of the Company, if any, assumed by the trust, to the Company's stockholders. Any liquidating trust acquiring all the unsold assets of the Company will assume all of the liabilities and obligations of the Company and will be obligated to pay any expenses and liabilities of the Company which remain unsatisfied. If the Contingency Reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets.

     The Plan authorizes the Company to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Company will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of the Company's stockholders. Approval of the Plan by the stockholders will also constitute the approval by the Company's stockholders of any such appointment and any liquidating trust agreement or agreements.

     The Company has no present plans to use a liquidating trust or trusts, but the Board of Directors believes the flexibility provided by the Plan with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between the Company and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition. The transfer to the trust and distribution of interests therein to the Company's stockholders would enable the Company to divest itself of the trust property and permit the Company's stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to the Company's stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of Common Stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of Common Stock in order to receive the interests. It is further anticipated that pursuant to the trust agreements (i) approval of a majority of the trustees would be required to take any action; (ii) the trust would be irrevocable and would terminate after, the earlier of (x) the proceeds of the sale of trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

     Under the DGCL, in the event the Company fails to create an adequate Contingency Reserve for payment of its expenses and liabilities, or should such Contingency Reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder's pro rata share of such excess, limited to the amounts theretofore received by such stockholder from the Company or from the liquidating trust or trusts.

     If the Company were held by a court to have failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the liquidating trust or trusts, a creditor of the Company could seek an injunction against the making of distributions under the Plan on the ground that the amounts to be distributed were needed to provide for the payment of the Company's expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan.

Final Record Date

     The Company will close its stock transfer books and discontinue recording transfers of shares of Common Stock on the Final Record Date, and thereafter certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. After the Final Record Date the Company will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of the Company's shares will occur on or after the Final Record Date. See "Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts" below. All liquidating distributions from the Company or a liquidating trust on or after the Final Record Date will be made to stockholders according to their holdings of Common Stock as of the Final Record Date. Subsequent to the Final Record Date, the Company may at its election require stockholders to surrender certificates representing their shares of the Common Stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by the Company or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing the Common Stock has been lost, stolen or destroyed, the stockholder may be required to furnish the Company with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

     The Company currently intends to close its stock transfer books on the Final Record Date and at such time cease recording stock transfers and issuing stock certificates (other than replacement certificates). Accordingly, it is expected that trading in the shares will cease on and after such date. The Common Stock is currently listed for trading on the OTC Bulletin Board.

     It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors and managements' estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, the Company plans to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

     As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see "Material Federal Income Tax Consequences--Liquidating Trust"), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

     Under the DGCL, the stockholders of the Company are not entitled to appraisal rights or to any similar rights of dissenters for their shares of Common Stock in connection with the approval or consummation of the transactions contemplated by the Plan.

Regulation During Liquidation

     Except for compliance by the Company with the applicable rules and regulations of the Securities and Exchange Commission in connection with the distributions by the Company, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

     Because of the sale of the Company's motel assets, the Company may be an "investment company" as defined in the Investment Company Act of 1940, as amended (the "1940 Act"). The 1940 Act generally requires investment companies to register with the Securities and Exchange Commission after which their capital structure, securities issuances, investments and transactions with affiliates, along with numerous other activities would become subject to extensive regulation. The 1940 Act does not, however, require an investment company to register if its only activities are those "merely incidental to its dissolution". The Company believes that in light of the dissolution exception from registration under the 1940 Act, the Company will not have to register under the 1940 Act, assuming that the Plan is approved by the stockholders.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

     The following discussion is a general summary of the federal income tax consequences that will result from the liquidation of the Company and the distribution of its assets to its stockholders pursuant to the Plan. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder or to certain types of persons subject to special treatment under federal income tax laws (for example, life insurance companies, tax-exempt organizations or financial institutions) and does not discuss any aspects of state, local or foreign tax laws that may apply to a particular stockholder. Because distributions pursuant to the Plan may occur at various times and in more than one tax year, no assurances can be given that the tax treatment described herein will continue to apply unchanged at the time of later distributions. Stockholders are urged to consult their personal tax advisors as to their own tax situation.

Consequences to the Company

     After adoption of the Plan, the Company will continue to be subject to federal income tax on its income until it completes the distribution of all of its cash and other properties to stockholders or liquidation trusts.

Consequences to Stockholders

     On receipt of liquidating distributions from the Company, each stockholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to such stockholder, and (ii) the stockholder's tax basis in Company shares. Provided the stockholder holds the Company shares as capital assets, gain or loss recognized by a stockholder will be capital gain or loss and will be long-term if the stockholder's holding period for Company shares is more than one year, and short-term if such holding period is one year or less.

     A stockholder's gain or loss will be computed on a "per share" basis. Each stockholder must allocate liquidating distributions from the Company equally to each Company share and compare the allocated portion of each liquidating distribution with the stockholder's tax basis in each share. Because the Company will pay the liquidating distributions in installments, each stockholder must first recover the stockholder's tax basis in each share before recognizing any gain or loss. Thus, each stockholder will recognize gain on an installment only to the extent that the aggregate value of the installment, and all prior installments the stockholder received with respect to any Company share, exceeds the tax basis in that share, and will recognize a loss with respect to any Company share only when the stockholder has received the final installment and the aggregate value of all liquidating distributions from the Company with respect to that Company share is less than the stockholder's tax basis in the Company share.

     The Company expects that all distributions to stockholders will be made in cash.

Liquidating Trust

     If the Company transfers its assets to a liquidating trust, the stockholders will be treated for tax purposes as having received their pro rata share of those Company assets when the transfer occurs. The amount of the taxable distribution to the stockholders on the transfer of the Company's assets to the liquidating trust will be reduced by the amount of the Company's known liabilities which the liquidating trust assumes or to which such transferred assets are subject. The liquidating trust itself generally will not be subject to tax, and, after the formation of the liquidating trust, each stockholder will take into account for federal income tax purposes the stockholder's allocable portion of any income, gain, deduction or loss which the liquidating trust recognizes. Distributions by the liquidating trust to the stockholders will not be taxable to them. Each stockholder may become liable for tax as a result of the ongoing operations of the liquidating trust, even if the liquidating trust has not made any actual distributions to stockholders. At this time, the Company does not intend to transfer its assets to a liquidating trust.

Taxation of Non-United States Stockholders

     Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan.

State And Local Tax

     Stockholders may also be subject to state or local taxes, and should consult their tax advisors with respect to the state and local tax consequences of the Plan.

     THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PLAN MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. THE COMPANY RECOMMENDS THAT EACH STOCKHOLDER CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PLAN.

                     CONDENSED UNAUDITED PRO FORMA STATEMENT
                          OF NET ASSETS IN LIQUIDATION

Unaudited Condensed Consolidated Pro Forma Financial Information

     The unaudited condensed consolidated pro forma financial information of the Company presented below is based on the historical consolidated financial statements of the Company and reflects (i) the exercise of the purchase option under the Master Lease Agreement on January 30, 1997 (ii) the conversion of all remaining assets into cash pursuant to the proposed Plan of Liquidation (iii) the payment of all accounts payable, accrued expenses and all other claims against the Company including tax obligations and (iv) the distribution of the remaining cash to the Company's common stockholders. The pro forma condensed consolidated statement of operations and balance sheet data for the year ended December 31, 1996 were prepared assuming that the Motel 6 Operator's exercise of the purchase option under the Master Lease Agreement and the Company's Plan of Liquidation was consummated on such date.

     The pro forma financial information presented does not purport to represent what the Company's financial position or results of operations would have been had the transaction described in the preceding paragraph occurred on such date, nor to project the Company's financial position or results of operations to any future period. The Company's financial position and results of operations may vary, possibly by material amounts, from those presented herein. The pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements of the Company, including the notes thereto, appearing in the Company's Annual Report on Form 10-K provided to the Company's stockholders.

                 SELECTED PRO FORMA FINANCIAL INFORMATION - 1996
                      AFTER EXERCISING THE PURCHASE OPTION


                                                      Year Ended December 31, 1996
                                           ------------------------------------------------
                                                               Pro Forma
                                           Historical         Adjustments         Pro Forma
                                           ------------------------------         ---------

                                                 (in thousands, except per share data)
OPERATING DATA:
  Rent income                               $ 23,999                               $ 23,999
  Interest income                                744                                    744
  Administration expense                       1,227           $  4,136 (2)           5,363
  Depreciation and amortization &
      other expense                            8,743                                  8,743
  Gain from sale of assets                        --            115,689 (1)         115,689
                                            ---------------------------            --------
  Operating income                            14,773            111,553             126,326
  Interest expense                            19,061                                 19,061
                                            ---------------------------            --------
  Net income (loss) before taxes              (4,288)           111,553             107,265
  Provision (benefit) for income taxes       (23,306)            45,082 (3)          21,776
                                            ---------------------------            --------
  Net income                                $ 19,018           $ 66,471            $ 85,489
                                            ===========================            ========
  Net income per common share               $  17.82                               $  81.65
                                            ===========================            ========
  Weighted average common
      shares outstanding                       1,067                (20)(14)          1,047
                                            ===========================            ========
BALANCE SHEET DATA
(AT END OF PERIOD):
  Cash and cash equivalents                 $ 15,131           $ 35,036 (4)        $ 50,167
  Receivable from Motel 6                      3,620             (3,620)(5)              --
  Other current assets                            29                                     29
  Deferred tax assets                         30,320            (30,320)(3)              --
                                            ---------------------------            --------
  Total current assets                        49,100              1,096              50,196
  Net property and equipment                 127,436           (127,436)(6)              --
  Land held for sale                           1,107               (432)(7)             675
  Leased property under capital
      lease, less accumulated
      amortization                                36                (36)(8)              --
                                            ---------------------------            --------
  Total assets                              $177,679          $(126,808)           $ 50,871
                                            ===========================            ========
  Accounts payable and accrued
      liabilities                           $  5,215          $    (663)(9)        $  4,552
  Deferred basic rent                          3,500             (3,500)(10)             --
  Accrued interest                             2,032             (2,032)(5)              --
  Federal and state taxes payable                 --             14,762 (3)          14,762
                                            ---------------------------            --------
  Total current liabilities                 $ 10,747          $   8,567            $ 19,314
  Long-term debt                             204,105           (204,105)(11)             --
  Stockholders' equity (deficit):
      Common stock, $.01 par value                10                  1 (12)             11
      Additional paid-in capital              21,360              2,258 (12)         23,618
      Accumulated equity (deficit)           (58,543)            66,471 (13)          7,928
                                            ---------------------------            --------
  Total stockholders' equity (deficit)       (37,173)            68,730              31,557 (17)
                                            ---------------------------            --------
  Total liabilities and stockholders'
      equity (deficit)                      $177,679          $(126,808)           $ 50,871
                                            ===========================            ========

                                       23

                 SELECTED PRO FORMA FINANCIAL INFORMATION - 1996
                   AFTER COMPLETION OF THE PLAN OF LIQUIDATION


                                                           Year Ended December 31, 1996
                                      ---------------------------------------------------------------------
                                                               Pro Forma Adjustments
                                                   ---------------------------------------------
                                                   Exercise of the Lease
                                      Historical      Purchase Option        Plan of Liquidation  Pro Forma
                                      ----------      ---------------        -------------------  ---------
                                                                   (in thousands)
BALANCE SHEET DATA
(AT END OF PERIOD):
     Cash and cash equivalents         $ 15,131      $  35,036   (4)            $(50,167)  (16)   $ --
     Receivable from Motel 6              3,620         (3,620)  (5)                                --
     Other current assets                    29                                      (29)  (15)     --
     Deferred tax assets                 30,320        (30,320)  (3)                                --
                                       --------      ----------------           ---------------   ---------
     Total current assets                49,100          1,096                   (50,196)           --
     Net property and equipment         127,436       (127,436)  (6)                                --
     Land held for sale                   1,107           (432)  (7)                (675)  (15)     --
     Leased property under capital
         lease, less accumulated
         amortization                        36            (36)  (8)                                --
                                       --------      ----------------           ---------------   ---------
     Total assets                      $177,679      $(126,808)                 $(50,871)         $ --
                                       ========      ================           ===============   =========
     Accounts payable and accrued
         liabilities                   $  5,215      $    (663)  (9)            $ (4,552)  (16)   $ --
     Deferred basic rent                  3,500         (3,500)  (10)                               --
     Accrued interest                     2,032         (2,032)  (5)                                --
     Federal and state taxes payable         --         14,762   (3)             (14,762)  (16)     --
                                       --------      ----------------           ---------------   ---------
     Total current liabilities           10,747          8,567                   (19,314)           --
     Long-term debt                     204,105       (204,105)  (11)                               --
     Stockholders' equity (deficit):
         Common stock, $.01 par value        10              1   (12)                (11)  (16)     --
         Additional paid-in capital      21,360          2,258   (12)            (23,618)  (16)     --
         Accumulated equity (deficit)   (58,543)        66,471   (13)             (7,928)  (16)     --
                                       --------      ----------------           ---------------   ---------
     Total stockholders' equity
       (deficit)                        (37,173)        68,730                   (31,557)  (17)     -- (17)
                                       --------      ----------------           ---------------   ---------
     Total liabilities and stock-
         holders' equity (deficit)     $177,679      $(126,808)                 $(50,871)         $ --
                                       ========      ================           ===============   =========

     Stockholders' equity of $31,557,000, or $30.13 per share of common stock, represents the estimated amount of cash available for distribution to stockholders. The distributions of cash will be accomplished in a series of distributions. The Company intends to initially distribute $28.00 per common share ($29,328,404) to stockholders as soon as practicable after approval of the Plan of Liquidation by stockholders on May 8, 1997. The Company will retain $2,228,596, or $2.13 per common share, as the Contingency Reserve until such time as all claims against the Company, including tax obligations, are satisfied.

     The Company will file a final federal tax return with the Internal Revenue Service and final state tax returns with six of the states in which it did business. The Company will ask for a prompt assessment of tax liability by each taxing authority and where required will submit to a tax audit. When all tax claims against the Company are satisfied, the Company will distribute the balance of its cash on hand to its stockholders.

----------

(1) The pro forma adjustment reflects the gain, $115,689,000, resulting from the exercise of the purchase option.

(2) As a result of the exercise of the Purchase Option, the Company is required, FASB Statement 123 - Accounting for Stock-Based Compensation, to expense the fair market value of employee stock options of approximately $2.7 million; and recognize as an expense employee severance pay of $1.3 million payable thru December 31, 1998.

(3) The pro forma adjustment reflects the Federal and State tax liability resulting from the exercise of the Purchase Option. The Federal and state taxes payable of $14,762,000 is the net of the provision for income taxes of $45,082,000 offset by prior years tax loss carryforward of $30,320,000 (the deferred tax assets).

(4) This adjustment reflects the receipt of $41,588,000 from the Motel 6 Operator less payments to the Motel 6 Operator of $3,500,000 for refund of 1997's deferred basic rent, the payment of a $3,000,000 furniture, fixture and equipment reserve.

(5) The pro forma receivable from Motel 6 reflects the payments, by the Motel 6 Operator of $2,032,000 for accrued interest owed to the Company's bank lenders and $1,588,000 owed to the Company.

(6) The pro forma adjustment gives effect to the write-off of the book value of the motels sold.

(7) This adjustment is the result of reducing the carrying value of land based on a long-term sales program to recognize the liquidation and dissolution of the Company.

(8) This adjustment reflects the assignment of leases and lease obligations to the Motel 6 Operator.

(9) Primarily represents a reduction in a reserve for bad debts as a result of receiving full payment of an accounts receivable due from Motel 6.

(10) Reflects the refund to the Motel 6 Operator of 1997's annual Basic Rent received on December 31, 1996.

(11) Reflects the payment of long-term debt to banks and the Motel 6 Lender from the proceeds of the sale.

(12) These Capital account adjustments reflect the deferred tax asset benefit which accrues to the Company as a result of the exercise of all employee stock options and the vesting of restricted stock.

(13) The pro forma adjustment gives effect to the gain from the sale of the motel properties (Note 1); the increase in the provision for income taxes (Note 3); and recognizing the expense of Stock Based Compensation and severance pay (Note 2).

(14) Adjustment of Common Shares outstanding, including the exercise of 19,000 stock appreciation rights.

(15) Reflects converting all the remaining Company's assets into cash.

(16) The pro forma adjustment reflects the paying-off of all the Company's liabilities, $4,552,000 accounts payable and accrued liabilities and $14,762,000 of Federal and State taxes, and the distribution of the remaining cash to the Company's common stockholders, $31,557,000, or $30.13 per share of common stock.

(17) The stockholders' equity of $31,557,000, or $30.13 per share of common stock, represents the estimated amount of cash available for distribution to stockholders. The distributions of cash will be accomplished in a series of distributions. The Company intends to initially distribute $28.00 per common share ($29,328,404) to stockholders as soon as practicable after approval of the Plan of Liquidation by stockholders on May 8, 1997. The Company will retain $2,228,596, or $2.13 per common share, as the Contingency Reserve until such time as all claims against the Company, including tax obligations, are satisfied.

     The Company will file a final federal tax return with the Internal Revenue Service and final state tax returns with six of the states in which it did business. The Company will ask for a prompt assessment of tax liability by each taxing authority and where required will submit to a tax audit. When all tax claims against the Company are satisfied, the Company will distribute the balance of its cash on hand to its stockholders.

                               COMPANY'S AUDITORS

     Ernst & Young LLP, independent public accountants, were selected to audit the financial statements of the Company for the year ending December 31, 1996. The Company's policy is to select the independent public accountants to audit the current year's financial statements by December 31, 1997. Accordingly, no independent public accountant has been selected or recommended to stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

                                  OTHER MATTERS

     The Board is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the proxy will vote the proxies according to their discretion.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 1998 Annual Meeting must be received by the Company at its offices at 200 East Carrillo Street, Suite 300, Santa Barbara, California 93101 no later than December 31, 1997.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is being sent to the Company's stockholders with this Proxy Statement in connection with the annual meeting, is incorporated herein by reference. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

                                  ANNUAL REPORT

     An Annual Report to Stockholders (Form 10-K) for fiscal 1996 is being mailed to stockholders with this Proxy Statement on or about March 31, 1997. The Company files its annual report on Form 10-K with the SEC. Stockholders may obtain a copy of this report without charge by writing to the Secretary of the Company, 200 East Carrillo Street, Suite 300, Santa Barbara, California 93101 or by telephone request to (805) 730-3383.

                                                                       EXHIBIT A

                 PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF
                                ALLSTAR INNS INC.

     This Plan of Complete Liquidation and Dissolution (the "Plan") of the Company, Allstar Inns Inc., a Delaware corporation (the "Company"), is intended to accomplish the complete liquidation and dissolution of the Company in accordance with the Delaware General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

     1. The Board of Directors of the Company has adopted this Plan and called a meeting of the Company's stockholders to take action on this Plan. If at said meeting of the Company's stockholders a majority of the outstanding Common Stock, par value $.01 per share (the "Common Stock"), of the Company votes for the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such stockholder approval is obtained (the "Adoption Date").

     2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary for preserving the values of its assets, winding up its business and affairs, and distributing its cash, all in accordance with this Plan.

     3. From and after the Adoption Date, the Company shall complete the following corporate actions:

          (a) The Company shall collect, sell, or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as it deems expedient and in the best interests of the Company and its stockholders. In connection with such collection, sale, or other disposition, the Company shall marshall its assets and collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

          (b) The Company shall pay or make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

          (c) The Company shall distribute pro rata to the Company's stockholders all its remaining cash, including the proceeds of any sale or disposition, except such cash or assets as are required for paying or making provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and will be in cash, in such manner, and at such time, as the Company may determine.

     If and to the extent deemed necessary, appropriate or desirable the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company (other than claims of a stockholder in its capacity as such) including without limitation tax obligations and all expenses of the sales of the Company's property and assets, of the collection and defense of the Company's property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve will consist of cash and/or property.

          (d) If and to the extent deemed necessary, appropriate or desirable the Company may distribute assets in trust for the benefit of the stockholders, provided that such trust is intended to constitute a trust the assets of which are treated as owned by the stockholders for federal income tax purposes. The Company is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, to act as the trustees for the benefit of the Company's stockholders and to receive any such assets distributed to it. Any conveyance to such trustees shall be deemed to be a distribution of property and assets by the Company to its stockholders.

     Any such conveyance to such trustees shall be in trust for the stockholders of the Company and not for the use or benefit of the trustees or any other person and any assumption of liabilities and obligations of the Company by the trustees shall be solely in their capacity as trustees. The Company may enter into a trust agreement with such trustee or trustees, on such terms and conditions as the Company may deem necessary, appropriate or desirable.

Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's stockholders of any such appointment and any such trust agreement as their act and as a part hereof as if herein written.

     4. The distributions to the Company's stockholders pursuant to Section 3 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. If requested by the Company as a condition to receipt of any distribution, the Company's stockholders shall surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon. As a condition to receipt of any distribution to the Company's stockholders, the Company may require stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with evidence satisfactory to management of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to management.

     The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earlier to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, or (ii) the date on which the dissolution becomes effective under the Delaware General Corporation Law, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

     5. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall (unless transferred to a trust established pursuant to Section 6 hereof) be transferred at such time as the final liquidating distribution is made by the Company to and deposited with the state official authorized by the laws of the State of Delaware to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall escheat to the State of Delaware or be treated as abandoned property in accordance with the laws of the State of Delaware. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

     6. If deemed necessary, appropriate or desirable by the Company to effect the liquidation and distribution of the Company's assets to the Company's stockholders, the Company may from time to time transfer to one or more liquidating trustees for the benefit of the Company's stockholders (the "Trustees") under a trust or trusts (the "Trusts"), any assets of the Company which are (i) not reasonably susceptible to distribution to the Company's stockholders, including, assets held on behalf of the Company's stockholders who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as hereinafter required; and/or (ii) held as the Contingency Reserve.

     The Company is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, to act as the Trustees for the benefit of the Company's stockholders and to receive all remaining assets of the Company. Any Trustee appointed as provided in the preceding sentence shall succeed to all the right, title and interest of the Company of any kind and character, including, without limitation, any uncollected claims, contingent assets and any Contingency Reserve, and shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, the Trustee or Trustees shall have the full power to liquidate, deal with, give receipt for and manage all of the property and assets by the Company, to the exclusion of the Company and its officers and directors, and any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to its stockholders for the purposes of
Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company and not for the use or benefit of the Trustees or any other person and any assumption of liabilities and obligations of the Company by the Trustees shall be solely in their capacity as Trustees. The Company, subject to this Section 6, may enter into a liquidating trust agreement with the Trustee or Trustees, on such terms and conditions as it may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's

                                    EXHIBIT A
                                        2
stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

     7. Whether or not a Trust is established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to stockholders of all assets and properties of the Company (other than the Contingency Reserve) prior to the date which is three years after the Adoption Date, then, on or before such date the Company shall transfer any remaining assets and properties (other than the Contingency Reserve) to one or more Trustees as set forth in Section 6. Such distribution may include the
Contingency Reserve. Notwithstanding the foregoing, to the extent that distribution of any asset of the Company cannot be effected without the consent of a governmental authority, no such distribution shall be effected without such consent.

     8. After the Adoption Date, the officers of the Company shall, at such time as the Company deems it necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities, and on or after obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the "Certificate of Dissolution") in accordance with Section 275 of the Delaware General Corporation Law. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's stockholders of any such filing of a Certificate of Dissolution as their act and as a part hereof as if herein written.

     9. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition entered into prior to the date upon which the Certificate of Dissolution becomes effective under the Delaware General Corporation Law which are conditioned on adoption of this Plan.

     10. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

     11. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary to cover the Company's obligations hereunder.

     12. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Company's stockholders to the extent permitted by the Delaware General Corporation Law.

     13. The Board of Directors of the Company is hereby authorized, without further action by the Company's stockholders, to do and perform, or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

                                    EXHIBIT A
                                        3

                                                                      Attachment

                               ALLSTAR INNS INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR THE ANNUAL MEETING - MAY 8, 1997

                               Allstar Inns Inc.
                      200 East Carrillo Street, Suite 300
                        Santa Barbara, California 93101

     The undersigned hereby appoints Daniel R. Shaughnessy and Edward J. Gallagher, and each of them, proxies, each with full power of substitution, to vote all stock of the undersigned at the annual meeting of shareholders of Allstar Inns Inc. (the "Company"), to be held on May 8, 1997 at 9:00 a.m. at the Four Seasons Biltmore Hotel, Montecito, California, and/or at any adjournment of the annual meeting, in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement for the meeting, receipt of which is hereby acknowledged.

                          (Continued on reverse side)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

    THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS INDICATED BELOW:

                                                              Please mark
                                                              your votes as  [X]
                                                              indicated in
                                                              this example


1. To elect Daniel R. Shaughnessy and Christopher W. Brody as directors to serve for a term of one year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

               FOR                              WITHHOLD
                                   authority to vote for all nominees

               [ ]                                 [ ]


Withhold authority to vote for the following nominee(s):


--------------------------------------------------------------------------------

If you do not vote for or withhold to vote for a particular nominee, the shares represented by your proxy will be voted FOR that nominee.




2.   To approve the Plan of Complete Liquidation and Dissolution of the Company.

               FOR            AGAINST            ABSTAIN

               [ ]              [ ]                [ ]


If no markings are made for Item 2 above, the shares represented by your proxy will be voted FOR the Plan of Complete Liquidation and Dissolution of the Company.

3. To vote in their discretion on such other business as may properly come before the annual meeting or any adjournment thereof.

Check here if you plan to attend the Annual Meeting  [ ]

IF YOU DO NOT SPECIFY A CHOICE AS TO ANY OF THE ABOVE MATTERS OR IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

Please mark, date and sign as your name appears to the left and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, state your full title and authority when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

Signature________________________ Signature________________________ Date_______

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                                     [logo]
                                  Allstar Inns

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE